EXHIBIT 99.1

BFC Financial Corporation
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(954) 940-4994

BFC Financial Corporation Announces Share Repurchase Program
     FORT LAUDERDALE, FL — October 27, 2006 — BFC Financial Corporation (“the Company) (NYSE Arca: BFF) today announced that its Board of Directors has approved the repurchase, through a share repurchase program, of up to 1,750,000 shares of its common stock, which constitutes approximately 5 percent of its total common stock presently outstanding, at an aggregate cost of no more than $10 million. The timing and amount of repurchases, if any, will depend on market conditions, share price, trading volume and other factors, and there is no assurance that the Company will repurchase shares during any period. No termination date was set for the repurchase program. Shares may be purchased on the open market or through private transactions. The shares purchased in this program will be retired. Purchases will be reported on a quarterly basis in the Company’s periodic reports filed with the Securities and Exchange Commission.
About BFC Financial Corporation:
BFC Financial Corporation (NYSE Arca: BFF) is a diversified holding company that invests in and acquires private and public companies in different industries. BFC is typically a long-term, “buy and hold” investor whose direct and indirect, diverse ownership interests span a variety of business sectors, including consumer and commercial banking; brokerage and investment banking services; homebuilding; development of master-planned communities; the hospitality and leisure sector through the development, marketing and sales of vacation resorts on a time-share, vacation club model; the restaurant and family dining business, and real estate investment banking and investment services . BFC’s current major holdings include BankAtlantic Bancorp and its subsidiaries, BankAtlantic and Ryan Beck & Co.; Levitt Corporation, which includes its subsidiaries Levitt and Sons™ and Core Communities; Levitt Corporation’s 31% ownership in Bluegreen Corporation; a minority interest in the renowned national restaurant chain, Benihana, Inc., and Cypress Creek Capital, a wholly-owned subsidiary.
BFC Contact Info:
Investor and Corporate Communications:
Sharon Lyn, Vice President
Email: CorpComm@BFCFinancial.com
Investor Relations:
Leo Hinkley, Senior Vice President
Email: InvestorRelations@BFCFinancial.com
Mailing Address and Telephone:
BFC Financial Corporation
Attn: Investor Relations
2100 West Cypress Creek Road
Fort Lauderdale, FL 33309
Phone: (954) 940-4994
Fax: (954) 940-5320
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